UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: August 12, 2009

(Date of earliest event reported)

Hornbeck Offshore Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32108	72-1375844
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

103 Northpark Boulevard, Suite 300 Covington, LA		70433
(Address of Principal Executive Offices)		(Zip Code)

(985) 727-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On August 12, 2009, Hornbeck Offshore Services, Inc., a Delaware corporation, or the Company, executed a Purchase Agreement with J.P. Morgan Securities Inc., as representative of the several purchasers set forth on Schedule 1 thereto, collectively, the Initial Purchasers, under which the Company agreed to sell $250.0 million aggregate principal amount of its 8% Senior Notes due 2017 (CUSIP Nos. 440543 AF 3 and U44070 AC 1), or the 2009 Senior Notes. On August 17, 2009, pursuant to the Purchase Agreement, the Company closed on the sale of the 2009 Senior Notes.

The net proceeds to the Company from this offering were approximately $237.3 million dollars, after deducting discounts, commissions and estimated expenses. The Company intends to use the net proceeds to repay debt under its revolving credit facility, which may be reborrowed. The remaining net proceeds will be used for general corporate purposes, which may include the retirement of other debt.

Affiliates of certain of the Initial Purchasers are lenders under the Company’s revolving credit facility, and accordingly, will receive a substantial portion of the proceeds from this offering pursuant to the repayment of borrowings under such facility.

The Notes and the Indenture

The notes are governed by an Indenture dated August 17, 2009, or the 2009 Indenture, among Wells Fargo Bank, National Association, as Trustee, the Company, as issuer, and its significant domestic restricted subsidiaries, as guarantors. The terms of the 2009 Senior Notes and the 2009 Indenture are substantially the same as the terms of the Company’s outstanding 6.125% Senior Notes due 2014, or 6.125% Senior Notes, and the indenture governing such notes, although the 2009 Senior Notes are issued under a separate indenture and are not part of the same series. Additionally, the 2009 Senior Notes will not be fungible with the Company’s outstanding 6.125% Senior Notes for trading purposes and will trade under different CUSIP numbers. The description of the 2009 Senior Notes and the 2009 Indenture in this report is a summary only, is not necessarily complete, and is qualified by the full text of the 2009 Indenture filed herewith as Exhibit 4.1 and incorporated herein by reference.

The 2009 Senior Notes bear interest at 8% per annum on the principal amount, accruing from August 17, 2009. Interest is payable semi-annually in arrears in cash on March 1 and September 1 of each year commencing March 1, 2010. The 2009 Senior Notes will mature on September 1, 2017. The Company will pay additional interest, if any, under the circumstances described in the 2009 Indenture.

On or after September 1, 2013, the Company may at its election redeem all or a part of the 2009 Senior Notes at an initial redemption price equal to 104.0% of the principal amount, plus accrued and unpaid interest, if any. The redemption price will decline after 2013 and will be 100% of the principal amount, plus accrued and unpaid interest, if any, beginning on September 1, 2015. In addition, before September 1, 2012, the Company may redeem up to 35% of the aggregate principal amount of the 2009 Senior Notes at 108.0% of their principal amount, plus accrued and unpaid interest, if any, with the proceeds of certain offerings of the Company’s capital stock. The Company also has the right to redeem any and all of the 2009 Senior Notes at any time prior to September 1, 2013, pursuant to a make-whole provision at a redemption price equal to 100% of the principal amount of the 2009 Senior Notes, plus the excess, if any, of (1) the present value at such redemption date of (A) the redemption price of the 2009 Senior Notes at September 1, 2013 and (B) all required interest payments due on the 2009 Senior Notes during the period from such redemption date through September 1, 2013 (excluding accrued but unpaid interest), computed using a discount rate equal to the treasury rate described in the 2009 Indenture as of such redemption date plus 50 basis points, over (2) the principal amount of the 2009 Senior Notes, if greater.

Upon a Change of Control (as defined in the 2009 Indenture), the holders of the 2009 Senior Notes will have the right to require the Company to purchase the 2009 Senior Notes at a purchase price equal to 101% of the outstanding principal amount of the 2009 Senior Notes on the date of the purchase, plus accrued and unpaid interest, if any. Should proceeds to the Company from certain asset sales that have not been redeployed as provided in the 2009 Indenture within 365 days, or excess proceeds, exceed $20 million, the Company will be required to make an offer to purchase all or a portion of the 2009 Senior Notes in an amount equal to such excess proceeds at a purchase price equal to 100% of the principal amount, plus accrued and unpaid interest, if any. The 2009 Senior Notes are not entitled to the benefits of a sinking fund.

Like the indenture governing the Company’s 6.125% Senior Notes, the 2009 Indenture contains certain covenants that restrict the Company’s ability and the ability of certain of the Company’s subsidiaries to: (i) incur additional indebtedness; (ii) create liens on its assets to secure debt; (iii) pay dividends or make other distributions; (iv) purchase equity interests or redeem subordinated indebtedness early; (v) make investments or certain other restricted payments; (vi) sell assets or merge or consolidate with other companies; (vii) issue or sell capital stock of the Company’s subsidiaries; (viii) enter into certain transactions with affiliates; or (ix) engage in sale-and-leaseback transactions. These limitations are subject to a number of important qualifications and exceptions. Certain of these covenants would cease to apply from and after the date that the 2009 Senior Notes are rated investment grade by either Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services. The 2009 Senior Notes are currently rated Ba3 and BB- by Moody’s and Standard & Poor’s, respectively. Upon an Event of Default (as defined in the 2009 Indenture), the trustee or the holders of at least 25% in aggregate principal amount of the 2009 Senior Notes then outstanding, may, and the trustee at the request of such holders is required to, declare the principal of and accrued interest on the 2009 Senior Notes to be due and payable immediately.

The 2009 Senior Notes are senior, unsecured obligations, and rank equally in right of payment with all of the Company’s existing and future unsecured senior indebtedness, including its 6.125% Senior Notes due 2014 and its 1.625% Convertible Senior Notes due 2026. The Company’s obligations under the 2009 Senior Notes are guaranteed by all of the Company’s significant domestic restricted subsidiaries, or the Guarantors, which are the same subsidiaries that guarantee the Company’s outstanding 6.125% Senior Notes and its outstanding 1.625% Convertible Senior Notes and are borrowers or guarantors of its revolving credit facility. Future subsidiaries that guarantee any such indebtedness will also guarantee the 2009 Senior Notes. The 2009 Senior Notes and the related guarantees will be effectively subordinated to all existing and future secured indebtedness of the Company and that of the Guarantors, including indebtedness under the Company’s revolving credit facility, to the extent of the value of the collateral securing such indebtedness. The 2009 Senior Notes will rank senior in right of payment to any subordinated indebtedness of the Company or the Guarantors.

The 2009 Senior Notes have not been registered under the Securities Act of 1933, as amended, or the Securities Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The Company offered and sold the 2009 Senior Notes to the Initial Purchasers in reliance on an exemption from registration under the Securities Act. The Initial Purchasers then sold the notes to qualified institutional buyers pursuant to exemptions from registration provided by Rule 144A and Regulation S under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement.

Registration Rights Agreement

The Initial Purchasers and their direct and indirect transferees will be entitled to the benefits of the Registration Rights Agreement dated August 17, 2009, or the Registration Rights Agreement, entered into between the Company, the Guarantors and J.P. Morgan Securities Inc. as representative of the Initial Purchasers.

Under the Registration Rights Agreement, the Company has agreed to file a registration statement to register the issuance of notes, the Exchange Notes, substantially similar to the 2009 Senior Notes with the Securities and Exchange Commission, or the SEC, within 90 days after August 17, 2009, as part of an offer to exchange such Exchange Notes that generally are freely transferable for the 2009 Senior Notes. The Company has agreed to use reasonable best efforts to cause the (i) exchange offer registration statement to become effective on or prior to 180 days after August 17, 2009, and (ii) exchange offer to be consummated on or prior to 30 days after the exchange offer registration statement has become effective. In certain circumstances, if so obligated to file, the Company has agreed to use its reasonable best efforts to file a shelf registration statement with the SEC on or prior to 30 days after such filing obligation arises and to cause such shelf registration statement to be declared effective by the SEC on or prior to 120 days after such shelf registration is filed. If the Company fails to register within the specified time, the exchange offer of the 2009 Senior Notes or the resale of the 2009 Senior Notes pursuant to a shelf registration statement, in each case as required in the Registration Rights Agreement, the Company will be obligated to pay additional interest to the holders of the 2009 Senior Notes. The exchange offer registration statement and the shelf registration statement described in this paragraph are not related to the automatic shelf registration on Form S-3ASR described under Item 8.01 below.

The descriptions of the provisions of the Purchase Agreement, the 2009 Indenture and the Registration Rights Agreement and Purchase Agreement set forth above are summaries only, are not necessarily complete, and are qualified in their entirety by reference to the full and complete terms contained in the Purchase Agreement, the 2009 Indenture and the Registration Rights Agreement, copies of which are attached to this Current Report on Form 8-K as Exhibits 10.1, 4.1 and 4.2, respectively, and incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to purchase the 2009 Senior Notes.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information under Item 1.01 is incorporated herein by reference.

Item 8.01 – Other Events

On August 12, 2009, the Company announced that it intended to offer, subject to market and other conditions, approximately $200.0 million aggregate principal amount of senior notes due 2017 through a private offering within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act. A copy of the press release is attached hereto as Exhibit 99.1.

On August 13, 2009, the Company announced that it had agreed to sell $250.0 million aggregate principal amount of the 2009 Senior Notes to the Initial Purchasers in a private placement pursuant to Rule 144A under the Securities Act. A copy of the press release is attached hereto as Exhibit 99.2.

On August 17, 2009, the Company announced the closing of the sale of the 2009 Senior Notes to the Initial Purchasers. A copy of the press release is attached hereto as Exhibit 99.3.

In an unrelated matter, on August 11, 2009, the Company filed an automatic shelf registration statement on Form S-3ASR, or the 2009 Form S-3 Shelf, that became effective automatically upon filing with the Commission to register the issuance of common stock, preferred stock, warrants and debt securities, or any combination thereof, for cash. The 2009 Form S-3ASR replaces the automatic shelf registration statement on Form S-3ASR that the Company filed on December 18, 2008. Under the 2009 Form S-3 Shelf, the Company may, over time offer and sell any combination of the referenced securities up to a total dollar amount of $250.0 million.

Item 9.01 – Financial Statements and Exhibits

(c)	Exhibits.

Exhibit No.	Description

4.1	Indenture dated as of August 17, 2009 by and among Hornbeck Offshore Services, Inc., the guarantors named therein, and Wells Fargo Bank, National Association, as Trustee (including form of 8% Senior Notes due 2017)

4.2	Registration Rights Agreement dated August 17, 2009 by and among Hornbeck Offshore Services, Inc., the guarantors named therein, and J.P. Morgan Securities Inc., as representative of the purchasers of the Company’s 8% Senior Notes due 2017

10.1	Purchase Agreement dated August 12, 2009 by and among Hornbeck Offshore Services, Inc., the guarantors named therein, and J.P. Morgan Securities Inc. as representative of the several Purchasers named in Schedule I thereto

99.1	Press Release, dated August 12, 2009

99.2	Press Release, dated August 13, 2009

99.3	Press Release, dated August 17, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Hornbeck Offshore Services, Inc.

Date: August 18, 2009	By:	/s/ James O. Harp, Jr.
James O. Harp, Jr.
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture dated as of August 17, 2009 by and among Hornbeck Offshore Services, Inc., the guarantors named therein, and Wells Fargo Bank, National Association, as Trustee (including form of 8% Senior Notes due 2017)

4.2	Registration Rights Agreement dated August 17, 2009 by and among Hornbeck Offshore Services, Inc., the guarantors named therein, and J.P. Morgan Securities Inc., as representative of the purchasers of the Company’s 8% Senior Notes due 2017

10.1	Purchase Agreement dated August 12, 2009 by and among Hornbeck Offshore Services, Inc., the guarantors named therein, and J.P. Morgan Securities Inc. as representative of the several Purchasers named in Schedule I thereto

99.1	Press Release, dated August 12, 2009

99.2	Press Release, dated August 13, 2009

99.3	Press Release, dated August 17, 2009